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                                                                     EXHIBIT 5.1


                           Morgan, Lewis & Bockius LLP
                                Counselors At Law
                              1800 M Street, N.W.
                              Washington, DC 20036
                            Telephone: (202) 467-7000
                               Fax: (202) 467-7176




July 29, 1999


Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106-2399

Re:      Registration Statement on Form S-4
         of Rohm and Haas Company

Ladies and Gentlemen:

We have acted as counsel to Rohm and Haas Company, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the Company's offer to exchange $500,000,000 aggregate principal amount of its 6.95% Notes due 2004, $500,000,000 aggregate principal amount of its 7.40% Notes due 2009, and $1,000,000,000 aggregate principal amount of its 7.85% Debentures due 2029, respectively (collectively, the "Exchange Debt"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for its outstanding 6.95% Notes due 2004, 7.40% Notes due 2009 and its 7.85% Debentures due 2029, respectively, which were issued and sold in a transaction exempt from registration under the Securities Act (collectively, the "Outstanding Debt"), all as more fully described in the Registration Statement. The Exchange Debt will be issued under the Company's Indenture dated as of July 1, 1999 between the Company and Chase Manhattan Trust Company, N.A., as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the "Prospectus") contained in the Registration Statement.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Certificate of Incorporation; (c) the Company's Bylaws; (d) the Indenture; (e) the form of the Exchange Debt; (f) resolutions of the Board of Directors of the Company relating to, among other things, the issuance and exchange of the Exchange Debt for the Outstanding Debt and the filing of the Registration Statement; and (g) such other documents as we have deemed relevant. In our examination, we have assumed the

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genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act, (b) the Exchange Debt is duly executed and authenticated in accordance with the provisions of the Indenture, and (c) the Exchange Debt shall have been issued and delivered in exchange for the Outstanding Debt pursuant to the terms set forth in the Prospectus, the Exchange Debt will be a binding obligation of the Company.

Our opinion set forth above are limited to the laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,